SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2013

BANC OF CALIFORNIA, INC.

(Exact name of Registrant as specified in its Charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

18500 Von Karman Avenue, Suite 1100, Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 236-5211

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Banc of California, Inc. (the “Company”) appointed Richard Smith to serve as Executive Vice President and President of Private Banking of Banc of California, N. A., a national banking association and a wholly-owned subsidiary of the Company (the “Bank”), effective as of December 31, 2013.

Before joining the Bank, Mr. Smith most recently served, since October 2005, as President and co-founder of The Private Bank of California (“Private Bank”), which was acquired by the Company and merged into Pacific Trust Bank, the predecessor of the Bank, in 2012.  Before founding Private Bank, from 1995 to 2005, Mr. Smith was initially a Senior Vice President, and later became a Group Manager in the Private, Entertainment and Middle Market divisions of Imperial Bank.  Prior thereto, Mr. Smith was a private real estate investor from 1993 to 1995, Executive Vice President of Private Banking with California United Bank from 1991 to 1993, Executive Vice President in the Entertainment Division of Mercantile National Bank from 1985 to 1991, and Regional Vice President at First Los Angeles Bank from 1981 to 1985.

In connection with his appointment as Executive Vice President of the Bank and President of Private Banking, Mr. Smith, age 60, entered into an employment agreement with the Bank, with a commencement date of December 31, 2013 (the “Commencement Date”), that has a term ending on December 31, 2016, with successive renewals of an additional year on each anniversary of the Commencement Date, commencing on December 31, 2016, unless Mr. Smith has been notified, at least 60 days prior to such renewal date, that the term of the employment agreement will not be so extended. The employment agreement provides Mr. Smith with a base salary of $330,000, subject to annual review and increase by the board of directors or compensation committee of the Company. For each calendar year during the term of the agreement, Mr. Smith will be eligible to receive an annual target bonus equal to 50% of base salary based upon Mr. Smith’s performance, as determined by the board of directors or compensation committee of the Company, in their sole discretion. Upon the Commencement Date, Mr. Smith will be granted 20,000 restricted shares of the Company’s common stock, with such shares vesting in four equal annual installments, commencing upon the first anniversary of the date of the final retention benefit (the “Final Retention Benefit”) payable to Mr. Smith pursuant to the terms of that certain Smith Bonus Retention Letter dated August 21, 2012 entered into in connection with the Company’s acquisition of Private Bank. Mr. Smith will also receive a grant of options to purchase 25,000 shares of the Company’s common stock with such options vesting in four equal annual installments, commencing upon the first anniversary of the Final Retention Benefit.  Mr. Smith will also be entitled to receive the use of a company-leased automobile for business use. In the event of a termination of employment occurring either due to a termination without “Cause” or a resignation for “Good Reason,” Mr. Smith will be entitled to (i) continuation of his monthly base salary in effect on the Commencement Date for a period that is the lesser of twenty four months and the number of months remaining in his term of employment, and (ii) the immediate vesting of the then-unvested stock options and unvested restricted stock granted to Mr. Smith in connection with the execution of his employment agreement. In addition, during the term of his employment and for a period of twelve months following termination of employment, Mr. Smith will be subject to employee and customer non-solicitation restrictions, and for six months following termination will also be subject to employee no-hire restrictions, and will be subject to perpetual restrictions on disclosure of confidential information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANC OF CALIFORNIA, INC.

Date: January 3, 2014	By:	/s/ Richard Herrin
Richard Herrin
Executive Vice President, Chief Administrative Officer and Corporate Secretary